Exhibit 3.2
RESTATED CERTIFICATE OF INCORPORATION
OF
SUCCESSFACTORS, INC.
     SuccessFactors, Inc., a Delaware corporation, hereby certifies as follows:
     1. The name of the corporation is SuccessFactors, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was May 23, 2001.
     2. The Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “A”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and by a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.
     In Witness Whereof, this corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.
Dated:

SUCCESSFACTORS, INC.
By:
Lars Dalgaard
President and Chief Executive Officer

EXHIBIT “A”
RESTATED CERTIFICATE OF INCORPORATION
OF
SUCCESSFACTORS, INC.
ARTICLE I
     The name of the corporation is SuccessFactors, Inc. (hereinafter, the “Company”).
ARTICLE II
     The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.
ARTICLE III
     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     1. Authorized Stock. The total number of shares of all classes of stock which the Company has authority to issue is Two Hundred Five Million (205,000,000) shares consisting of two classes: (i) Two Hundred Million (200,000,000) shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).
     2. Designation of Series of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, unless a vote of any such holders is required pursuant to the terms of any certificate or certificates establishing a series of Preferred Stock.

     Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.
     3. Voting Power of Common Stock. Each outstanding share of Common Stock shall, except as otherwise required by law, entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).
ARTICLE V
     The Board of Directors of the Company shall have the power to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the then-current members of the Board of Directors.
ARTICLE VI
     1. Director Powers. The conduct of the affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or this Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.
     2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the then-current members of the Board of Directors.
     3. Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors may assign members of the Board of Directors already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective.

Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Company’s first annual meeting of stockholders following the closing of the Company’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Company’s second annual meeting of stockholders following the closing of the Initial Public Offering, and the initial term of office of the Class III directors shall expire at the Company’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director shall hold office until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
     4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Company given in writing or by any electronic transmission permitted by the Company’s Bylaws. Subject to the rights of the holders of any series of Preferred Stock to remove directors elected by such holders, no director may be removed from the Board of Directors except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
     5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class of directors to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified or until such director’s successor’s earlier death, resignation or removal.
     6. Written Ballot Not Required. Election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.
     7. No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock, no action shall be taken by the stockholders of the Company except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.

     8. Special Meeting of Stockholders. Special meetings of the stockholders of the Company may be called only by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer of the Company, (iii) the President of the Company or (iv) the Board of Directors acting pursuant to a resolution adopted by a majority of the then-current members of the Board of Directors.
     9. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Company and of business to be brought by stockholders before any meeting of stockholders of the Company shall be given in the manner provided in the Bylaws of the Company. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of the meeting.
ARTICLE VII
     1. Limitation of Liability. To the fullest extent permitted by law, no director of the Company shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The Company is authorized to provide indemnification to its directors and officers, and other persons, to the fullest extent permitted by applicable law.
     2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE VIII
     The Company reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation. In addition to any vote of the holders of any class or series of the stock of the Company required by law or this Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Restated Certificate of Incorporation; provided, however, that any amendment or repeal of Article V, Article VI, Article VII or this Article VIII shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

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